CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report dated July 5, 2018, on the financial statements of Variant Alternative Income Fund LP (the predecessor fund to the Variant Alternative Income Fund), for the period October 1, 2017 (commencement of operations) to December 31, 2017, and to the use of our report dated July 9, 2018, on the financial statements of Variant Alternative Income Fund as of June 29, 2018, and to all references to our firm included in or made a part of the Pre-Effective Amendment under the Securities Act of 1933 and Pre-Effective Amendment under the Investment Company Act of 1940 to the Variant Alternative Income Fund’s Registration Statement on Form N-2.

Cohen & Company, Ltd.

Chicago, Illinois

August 29, 2018